Exhibit 99.1

Old Second Bancorp, Inc.

For Immediate Release

(Nasdaq: OSBC)	January 21, 2005

Contact:	J. Douglas Cheatham
Chief Financial Officer
(630) 906-5484

Old Second Bancorp, Inc. Announces Fourth Quarter Earnings

AURORA, Illinois – Old Second Bancorp, Inc. (Nasdaq: OSBC) today announced fourth quarter earnings of $8.4 million, up $53.2% from the fourth quarter of 2003. The Company reduced the allowance for loan losses by $2.9 million in the fourth quarter of 2004. Earnings per diluted share were $0.62, up 51.2% from $0.41 in the fourth quarter of 2003. Net income was $26.3 million for the full year of 2004, an increase of $4.2 million or 18.9%. Earnings per diluted share for the year were $1.94, up $0.38 from $1.56 in 2003. In addition to the negative loan loss provision, continued loan growth contributed to the increases for both the quarter and the year.

Net interest income increased $1.2 million, or 7.4%, in the fourth quarter of 2004, and $6.0 million, or 9.6%, for the full year. These increases resulted from higher average earning assets, partially offset by a lower net interest margin. The net interest margin was 3.71% in the fourth quarter of 2004 and 3.78% for the full year of 2004, compared with 3.91% in the fourth quarter of 2003 and 3.95% for the full year of 2003. Interest costs associated with an 18.0% increase in deposits contributed to the decline in net interest margin. The increase in deposits provided funding for strong loan growth.

The Company did not make a provision for loan losses during the first nine months of 2004, and recorded a negative provision of $2.9 million in the fourth quarter of 2004. The provision for loan losses was $705,000 in the fourth quarter of 2003 and $3.3 million during the full year of 2003. The determination by management to reduce the allowance for loan losses was based on a number of factors, including the quality of the loan portfolio and favorable loan loss experience. Provisions for loan losses are made to provide for probable and estimable losses inherent in the loan portfolio. In the fourth quarter of 2004, management conducted a comprehensive review of its allowance for loan losses. As a result of slight modifications in the methodology and internal evaluations of probable and estimable losses, management determined that this adjustment was appropriate. Net recoveries in the fourth quarter of 2004 were $225,000 and net recoveries were $94,000 for the full year of 2004. Net charge-offs were $11,000 in the fourth quarter of 2003 and $719,000 for the full year of 2003.

Noninterest income was $6.6 million during the fourth quarter of 2004 and $5.9 million during the fourth quarter of 2003, an increase of $736,000, or 12.6%. Noninterest income was $25.9 million in 2004, a decrease of $3.3 million from $29.2 million in 2003. Service charges on deposits increased from $1.9 million in the fourth quarter of 2003 to $2.0 million in the fourth quarter of 2004. Service charges on deposits increased from $7.0 million in 2003 to $7.6 million in 2004. Deposit service charges for the quarter and the year have increased as a result of deposit growth. Other noninterest income increased from $1.0 million in the fourth quarter of 2003 to

$1.4 million in the fourth quarter of 2004 and from $4.1 million for the full year of 2003 to $5.5 million for the full year of 2004. ATM income increased $147,000 from 2003 to 2004, as a result of higher fees and expansion of the ATM network. Trust income increased to $5.8 million in 2004, an increase of $400,000 from $5.4 million in 2003. The purchase of bank owned life insurance (BOLI) during the second quarter of 2004, resulted in an increase in other income of $670,000 in 2004.

The decline in noninterest income in 2004 was primarily the result of reduced mortgage banking activity. Mortgage-related noninterest income, principally gains on sales of mortgage loans, totaled $12.6 million in 2003 and $6.5 million in 2004. The decrease in loan originations in 2004 was primarily the result of rising mortgage rates during the last half of 2003, which led to decreased mortgage refinance activity and decreased demand for home mortgages, which continued into 2004.

Noninterest expense was $14.2 million during the fourth quarter of 2004, an increase of $1.2 million, or 9.2%, from $13.0 million in the fourth quarter of 2003. Noninterest expense was $57.6 million during 2004, an increase of $3.4 million, or 6.3%, from $54.2 million in 2003.  Salaries and benefits, which is the largest component of noninterest expense, decreased in 2004 by $496,000, or 1.5% from 2003.  Salaries and benefits expense was $8.3 million during the fourth quarter of 2004, an increase of $290,000, or 3.6%, from $8.0 million in the fourth quarter of 2003.  The full-time equivalent number of employees was 550 as of December 31, 2004, as compared with 537 one year earlier.  Increased staffing, primarily related to branch expansion, and merit increases were offset in both periods by decreases in commissions and incentives tied to earnings performance for the mortgage company.

Net occupancy and furniture and equipment expenses increased $312,000, or 16.3%, from the fourth quarter of 2003 to the fourth quarter of 2004 and increased $935,000, or 12.6%, from 2003 to 2004. As the Company has expanded into and developed new markets, related facility and employee expenses have increased accordingly.  There were two new branch openings in 2004, bringing the number of locations to 25 bank branches and four mortgage offices. In addition, a branch in Joliet, Illinois, opened in January 2005, and a new branch in Naperville, Illinois will open in the first quarter of 2005.

Other expense increased from $3.0 million in the fourth quarter of 2003 to $3.6 million in the fourth quarter of 2004. Other expense increased from $12.3 million in 2003 to $15.3 million in 2004. Activities relating to branch expansion and marketing, Sarbanes-Oxley compliance, and the settlement of a lawsuit in the second quarter of 2004 all contributed to the increases. As previously announced, in July of 2004, the Company reached an agreement to settle a jury verdict against one of its subsidiaries.  Under the terms of the settlement, the Company paid the plaintiff $1.75 million, or $1.17 million, net of tax.

Total assets were $2.10 billion as of December 31, 2004, an increase of $263 million, or 14.3% from $1.84 billion as of December 31, 2003. Loans grew $55 million during the fourth quarter of 2004. Deposits were $1.80 billion as of December 31, 2004. Deposits declined by $50 million during the fourth quarter of 2004, but increased by $274.2 million or 18% from $1.52 billion as of December 31, 2003.

Total loans were $1.51 billion as of December 31, 2004, an increase of $190 million, or 14.4%, from $1.32 billion as of December 31, 2003. The largest increase was in residential real estate, which increased $105.2 million, or 25.7%. Commercial real estate and construction loans increased $55.8 million and $51.0 million, respectively. These changes reflected the continuing loan demand in the markets in which the Company operates. The loan portfolio generally reflects the profile of the communities in which the Company operates. Because the Company is located in growing areas, real estate lending (including commercial, residential, and construction) is a significant portion of the portfolio. These categories comprised 86.0% of the portfolio as of December 31, 2004 and 81.6% of the portfolio as of December 31, 2003.

Total deposits were $1.80 billion as of December 31, 2004, an increase of $274.2 million, or 18.0%, from $1.52 billion as of December 31, 2003.  Demand deposits increased $35.9 million, or 16.7%, during 2004, to $250.3 million. Savings deposits increased $25.8 million, or 3.5%, from $737.8 million to $763.6 million.  Time deposits increased $212.5 million from $572.4 million to $784.9 million, or 37.1%. Pricing and sales strategies targeted growth in transactional deposit accounts and customer reinvestment of maturing time deposit balances to longer-term maturities. Successful selling efforts in these areas resulted in an increase in new account relationships and core funding sources.

Non-GAAP Presentations: Management uses certain non-GAAP ratios to evaluate and measure the Company’s performance. In this report, management presents a net interest margin calculation. The net interest margin is calculated by dividing net interest income on a tax equivalent basis by average earning assets for the period. Management believes this measure provides investors with information regarding balance sheet profitability. Management also presents an efficiency ratio that is non-GAAP. The efficiency ratio is calculated by dividing noninterest expense by the sum of net interest income on a tax equivalent basis and noninterest income. Management believes this measure provides investors with information regarding the Company’s operating efficiency and how management evaluates performance internally.

Forward Looking Statements: This report may contain forward-looking statements. Forward looking statements are identifiable by the inclusion of such qualifications as expects, intends, believes, may, likely or other indications that the particular statements are not based upon facts but are rather based upon the company’s beliefs as of the date of this release. Actual events and results may differ significantly from those described in such forward looking statements, due to changes in the economy, interest rates or other factors. Additionally, all statements in this document, including forward-looking statements, speak only as of the date they are made, and the Company undertakes no obligation to update any statement in light of new information or future events. For additional information concerning the Company and its business, including other factors that could materially affect the Company’s financial results, please review our filings with the Securities and Exchange Commission.

Financial Highlights (unaudited)

In thousands, except share data

	Quarter Ended		Year Ended
	December 31,		December 31,
	2004	2003	2004	2003
Summary Income Statement:
Net interest income	$17,560	$16,355	$68,359	$62,376
Provision for loan losses	(2,900)	705	(2,900)	3,251
Noninterest income	6,600	5,864	25,914	29,227
Noninterest expense	14,246	13,039	57,608	54,175
Income taxes	4,406	2,985	13,278	12,069
Net income	8,408	5,490	26,287	22,108

Key Ratios (annualized):
Return on average assets	1.62%	1.22%	1.34%	1.30%
Return on average equity	25.26%	18.91%	20.86%	17.65%
Net interest margin (tax equivalent)	3.71%	3.91%	3.78%	3.95%
Efficiency ratio	57.61%	57.60%	59.86%	58.17%
Tangible capital to assets	6.29%	6.19%	6.29%	6.19%

Per Share Data:
Basic earnings per share	$0.63	$0.41	$1.96	$1.57
Diluted earnings per share	$0.62	$0.41	$1.94	$1.56
Dividends declared per share	$0.12	$0.10	$0.46	$0.40
Book value per share	$10.06	$8.74	$10.06	$8.74
Tangible book value per share	$9.84	$8.50	$9.84	$8.50
Ending number of shares outstanding	13,424,346	13,387,480	13,424,346	13,387,480
Average number of shares outstanding	13,421,970	13,372,400	13,413,263	14,096,244
Diluted average shares outstanding	13,584,022	13,519,222	13,535,881	14,213,828

End of Period Balances:
Loans	$1,509,076	$1,319,538	$1,509,076	$1,319,538
Deposits	1,798,849	1,524,634	1,798,849	1,524,634
Stockholders’ equity	134,988	116,994	134,988	116,994
Total earning assets	1,978,677	1,745,498	1,978,677	1,745,498
Total assets	2,102,266	1,838,844	2,102,266	1,838,844

Average Balances:
Loans	$1,486,627	$1,280,402	$1,421,483	$1,183,290
Deposits	1,821,325	1,556,773	1,684,377	1,465,726
Stockholders’ equity	132,437	115,165	125,998	125,253
Total earning assets	1,946,135	1,703,230	1,858,710	1,617,848
Total assets	2,060,823	1,786,408	1,963,535	1,699,605

Asset Quality:
Nonaccrual loans	$5,129	$2,265	$5,129	$2,265
Restructured loans	—	—	—	—
Loans past due 90 days	116	381	116	381
Nonperforming loans	5,245	2,646	5,245	2,646
Other real estate	—	663	—	663
Nonperforming assets	5,245	3,309	5,245	3,309
Charge-offs	320	308	757	1,476
Recoveries	545	297	851	757
Net charge-offs (recoveries)	(225)	11	(94)	719
Allowance for loan losses	15,495	18,301	15,495	18,301
Allowance for loan losses to loans	1.03%	1.39%	1.03%	1.39%

Major Classifications of Loans as of December 31:

	2004	2003
Commercial and industrial	$171,058	$192,444
Real estate - commercial	514,782	459,014
Real estate - construction	269,537	218,519
Real estate - residential	514,020	408,789
Installment	42,155	44,449
	1,511,552	1,323,215
Unearned origination fees	(2,476)	(3,677)
	$1,509,076	$1,319,538

Major Classifications of Deposits as of December 31:

	2004	2003
Noninterest bearing	$250,328	$214,439
Savings	123,981	116,565
NOW accounts	234,757	234,184
Money market accounts	404,899	387,089
Certificates of deposits of less than $100,000	510,231	390,353
Certificates of deposits of $100,000 or more	274,653	182,004
	$1,798,849	$1,524,634

Old Second Bancorp, Inc.

Consolidated Balance Sheets

as of December 31

(In thousands)

	(Unaudited)
	2004	2003
Assets
Cash and due from banks	$58,600	$54,999
Interest bearing balances with banks	62	169
Cash and cash equivalents	58,662	55,168
Securities available for sale	452,942	411,035
Loans held for sale	16,597	14,756
Loans	1,509,076	1,319,538
Allowance for loan losses	15,495	18,301
Net loans	1,493,581	1,301,237
Premises and equipment, net	36,208	33,033
Other real estate owned	—	663
Goodwill, net	2,130	2,130
Core deposit intangible assets, net	711	1,066
Accrued interest and other assets	41,435	19,756
Total assets	$2,102,266	$1,838,844

Liabilities
Deposits:
Demand	$250,328	$214,439
Savings	763,637	737,838
Time	784,884	572,357
Total deposits	1,798,849	1,524,634
Securities sold under repurchase agreements	45,242	47,848
Other short-term borrowings	75,786	106,046
Junior subordinated debentures	30,267	30,216
Notes payable	2,700	500
Accrued interest and other liabilities	14,434	12,606
Total liabilities	1,967,278	1,721,850

Stockholders’ Equity
Common stock	16,497	16,460
Additional paid-in capital	12,480	11,940
Retained earnings	156,025	135,927
Accumulated other comprehensive income	324	3,005
Treasury stock	(50,338)	(50,338)
Total stockholders’ equity	134,988	116,994
Total liabilities and stockholders’ equity	$2,102,266	$1,838,844

Old Second Bancorp, Inc.

Consolidated Statements of Income

(In thousands, except share data)

(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2004	2003	2004	2003
Interest Income
Loans, including fees	$22,122	$19,012	$82,665	$72,176
Loans held for sale	241	189	782	2,193
Securities:
Taxable	2,654	2,817	10,624	10,883
Tax-exempt	961	684	3,265	2,486
Federal funds sold	9	15	58	105
Interest bearing deposits	1	—	4	1
Total interest income	25,988	22,717	97,398	87,844
Interest Expense
Savings deposits	2,032	1,451	6,421	6,266
Time deposits	5,432	4,082	18,602	16,967
Repurchase agreements	175	94	450	511
Other short-term borrowings	152	116	1,037	477
Notes payable	20	3	43	14
Junior subordinated debentures	617	616	2,486	1,233
Total interest expense	8,428	6,362	29,039	25,468
Net interest income	17,560	16,355	68,359	62,376
Provision for loan losses	(2,900)	705	(2,900)	3,251
Net interest income after provision for loan losses	20,460	15,650	71,259	59,125
Noninterest Income
Trust income	1,485	1,350	5,807	5,398
Service charges on deposits	2,044	1,878	7,634	6,968
Secondary mortgage fees	228	204	907	1,746
Gain on sale of loans	1,396	1,380	5,579	10,836
Securities gains, net	35	5	512	140
Other income	1,412	1,047	5,475	4,139
Total noninterest income	6,600	5,864	25,914	29,227
Noninterest Expense
Salaries and employee benefits	8,290	7,999	33,603	34,099
Occupancy expense, net	968	858	3,780	3,376
Furniture and equipment expense	1,255	1,053	4,586	4,055
Amortization of core deposit intangible assets	89	89	355	355
Litigation settlement	1,750	—	1,750	—
Other expense	1,894	3,040	13,534	12,290
Total noninterest expense	14,246	13,039	57,608	54,175
Income before income taxes	12,814	8,475	39,565	34,177
Provision for income taxes	4,406	2,985	13,278	12,069
Net income	$8,408	$5,490	$26,287	$22,108

Basic earnings per share	$0.63	$0.41	$1.96	$1.57
Diluted earnings per share	0.62	0.41	1.94	1.56

ANALYSIS OF AVERAGE BALANCES,

TAX EQUIVALENT INTEREST AND RATES

Years ended December 31, 2004 and 2003

(Dollar amounts in thousands - Unaudited)

	2004			2003
	Average			Average
	Balance	Interest	Rate	Balance	Interest	Rate
Assets
Interest bearing deposits	$307	$4	1.14%	$576	$1	0.15%
Federal funds sold	3,967	58	1.47	9,627	105	1.09
Securities:
Taxable	320,185	10,624	3.32	314,724	10,883	3.46
Non-taxable (tax equivalent)	97,221	5,023	5.17	64,997	3,825	5.88
Total securities	417,406	15,647	3.75	379,721	14,708	3.87
Loans and loans held for sale	1,437,030	83,653	5.82	1,227,924	74,562	6.07
Total interest earning assets	1,858,710	99,362	5.35	1,617,848	89,376	5.52
Cash and due from banks	52,228	—	—	45,993	—	—
Allowance for loan losses	(18,295)	—	—	(17,017)	—	—
Other noninterest-bearing assets	70,892	—	—	52,781	—	—
Total assets	$1,963,535			$1,699,605

Liabilities and Stockholders’ Equity
Interest bearing transaction accounts	$244,806	1,018	0.42	216,859	836	0.39
Savings accounts	515,646	5,403	1.05	508,337	5,430	1.07
Time deposits	696,013	18,602	2.67	541,588	16,967	3.13
Interest bearing deposits	1,456,465	25,023	1.72	1,266,784	23,233	1.83
Repurchase agreements	37,006	450	1.22	46,990	511	1.07
Federal funds purchased and other borrowed funds	71,515	1,037	1.45	33,369	477	1.43
Trust preferred debentures	30,241	2,486	8.22	15,286	1,233	8.07
Notes payable	1,638	43	2.63	619	14	2.23
Total interest bearing liabilities	1,596,865	29,039	1.82	1,363,048	25,468	1.87
Noninterest bearing deposits	227,912	—	—	198,942	—	—
Accrued interest and other liabilities	12,760	—	—	12,362	—	—
Stockholders’ equity	125,998	—	—	125,253	—	—
Total liabilities and stockholders’ equity	$1,963,535			$1,699,605
Net interest income (tax equivalent)		$70,323			$63,908
Net interest income (tax equivalent) to total earning assets			3.78%			3.95%
Interest bearing liabilities to earnings assets	85.91%			84.25%

Notes:    Nonaccrual loans are included in the above stated average balances.

Tax equivalent basis is calculated using a marginal tax rate of 35%.

The following tables provide a reconciliation of each non-GAAP measure to the most comparable GAAP equivalent.

	Three Months Ended		Year Ended
	December 31,		December 31,
	2004	2003	2004	2003

Interest income (GAAP)	$25,988	$22,717	$97,398	$87,844
Taxable-equivalent adjustment - Loans	49	48	196	192
Taxable-equivalent adjustment - Investments	517	369	1,768	1,340
Interest income - FTE	26,554	23,134	99,362	89,376
Interest expense (GAAP)	8,428	6,362	29,039	25,468
Net interest income - FTE	$18,126	$16,772	$70,323	$63,908

Net interest income - (GAAP)	$17,560	$16,355	$68,359	$62,376

Interest earning assets	$1,946,135	$1,703,230	$1,858,710	$1,617,848

Net interest margin (GAAP)	3.59%	3.81%	3.68%	3.86%
Net interest margin - FTE	3.71%	3.91%	3.78%	3.95%

	Three Months Ended		Year Ended
	December 31,		December 31,
	2004	2003	2004	2003

Noninterest expense	$14,246	$13,039	$57,608	$54,175

Noninterest income	6,600	5,864	25,914	29,227

Net interest income (GAAP)	17,560	16,355	68,359	62,376
Taxable-equivalent adjustment - Loans	49	48	196	192
Taxable-equivalent adjustment - Investments	517	369	1,768	1,340
Net interest income - FTE	18,126	16,772	70,323	63,908

Noninterest income plus net interest income - FTE	24,726	22,636	96,237	93,135

Efficiency ratio	57.61%	57.60%	59.86%	58.17%